Paramount Air

July 24, 1997

Mr.  Igor Dmitrowsky,
Baltia Air Lines,
East Wing Building #51
JFK Intl Airport,
Jamaica, New York 11430

Dear Igor,

Cargo Revenue Projection for Baltia Air Lines


We are pleased to learn that the anticipated launch month is projected for October 1997 and in this regard we are writing to update you on the cargo revenue projection. We understand that in the launch month service from New York to St.Petersburg and v.v. will be on a once per week basis with expansion thereafter. Based on this projection we are anticipating the following cargo revenue projection:

     1st Month      86,000 Kgs @ $1.70 per Kg     $   146,200.00

     2-6 Month   1,290,000 Kgs @ $1.70 per Kg      $2,193,000.00

    6-12 Month   2,580,000 Kgs @ $1.70 per Kg       4,386,000.00
       Totals:                  3,956,000 Kgs      $6,725,200.00


Assumptions:
(a) B747-100 (7.5 hrs duration)
(b) Month = 4.3 weeks
(c) Rotations are rounded up/down
(c) 1st Month 20,000 Kgs per flight per month @ $1.70 per Kg
(d) 2-6 Month 20,000 Kgs per flight per month @ $1.70 per Kg
(e) 6-12 Month 20,000 Kgs per flight per month @ $1.70 per Kg

Sincerely


Edward A.  Radburn
President

           JFK Int l Airport - Hangar 7, Suite 8008-8,
                     Jamaica, NY11430, U.S.A.
        Tel: 718-244-0495 (0387, 0491) Fax: 718-244-0487
                      Toll Free 800-823-8230